Exhibit 99.1

              Quovadx Reports First Quarter 2007 Financial Results

          Results Include $15.4 Million Gain on March 30, 2007 Sale of
                                CareScience, Inc.

    GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--May 4, 2007--Quovadx, Inc. (NASDAQ: QVDX), a global software and vertical solutions company, today announced financial results for the first quarter ended March 31, 2007.

    Total revenues for the quarter were $13.5 million, down $2.9 million, or 18 percent, when compared to $16.4 million in the same period a year ago. The decline in revenue is primarily related to the previously announced December 31, 2006 expiration of a contract with the Medical University of South Carolina (MUSC) in the Company's Integration Solutions division (ISD), partially offset by increased services revenue in the Company's Rogue Wave Software division. Excluding the first quarter 2006 revenue impact of MUSC of $3.4 million, first quarter revenue grew 4 percent year over year.

    Net income for the quarter was $12.8 million, or $0.30 per share, up from a net loss of $7.8 million, or $0.19 per share, in the first quarter a year ago. Net income for the first quarter of 2007 includes a gain of $15.4 million, or $0.37 per share, from the sale of CareScience, as well as a loss from discontinued operations of $0.5 million, or $0.01 per share, for CareScience. First quarter net loss from continuing operations was $2.2 million, or $0.06 per share, improved from a net loss from continuing operations of $8.4 million, or $0.20 per share, in the same period a year ago. Net loss from continuing operations for the first quarter of 2006 included $6.9 million, or $0.17 per share, of litigation settlement expense. As of March 31, 2007, the Company's cash balance, including cash, cash equivalents, short-term investments and restricted cash, was $57.0 million, up from $30.6 million at year end 2006. Days Sales Outstanding (DSO) was 77 days as of March 31, 2007, up from 66 days at December 31, 2006 and 60 days at March 31, 2006. Cash for the first quarter includes $34.7 million of cash received from the sale of CareScience, partially offset by a $7.8 million payment related to litigation settlement expense.

    Business Division Highlights

    For the first quarter of 2007, ISD reported revenue of $6.5 million, down $3.3 million, or 34 percent, when compared to the first quarter of 2006. ISD results were affected by the 2006 expiration of the MUSC contract, which contributed $3.4 million of revenue and $0.6 million of operating income in the first quarter of 2006. Despite the expiration of the MUSC contract, ISD's operating income for the quarter was $0.9 million, up $0.5 million, or 134 percent, when compared to the first quarter a year ago.

    For the first quarter of 2007, Rogue Wave Software reported revenue of $7.0 million, up $0.4 million, or 6 percent, compared to the first quarter of 2006. Rogue Wave Software's operating income for the quarter was $1.5 million, down $0.8 million, or 35 percent, compared to the first quarter a year ago. Primary drivers of Rogue Wave Software's first quarter 2007 results included increased demand for consulting services and continued investment to increase market awareness for Rogue Wave(R) Hydra.

    Strategic Transactions

    On March 30, 2007, the Company sold its CareScience division to Premier, Inc. Under terms of the agreement, Premier offered to acquire 100 percent of the outstanding shares of common stock of CareScience, Inc. for $34.9 million in cash, subject to a final working capital adjustment at closing. Closing working capital was determined as current assets less current liabilities. As a result of the closing working capital adjustment, the final purchase price is estimated to be $34.0 million, subject to final agreement, and the difference has been recorded as a payable to Premier as of March 31, 2007. Additional details on the working capital adjustment are included in the Company's first quarter 2007 Form 10-Q, filed with the SEC on May 3, 2007.

    On April 1, 2007, Quovadx, Inc. and Battery Ventures entered into an agreement and plan of merger wherein Battery Ventures would acquire 100 percent of the outstanding shares of the common stock of Quovadx, Inc. The final purchase price for the transaction, as amended May 4, 2007 is $139.1 million, or approximately $3.20 per share, payable to shareholders at close. The proposed transaction is subject to customary conditions to closing, including the affirmative vote of Quovadx stockholders; pending this approval, the proposed transaction is expected to close within 90 days.

    Detailed information on these transactions are described in a related Form 8-K filed with the SEC on April 2, 2007 and a Form 8-K/A filed with the SEC on April 5, 2007, as well as in a press release and related Form 8-K dated May 4, 2007. Additional information on the Battery Ventures transaction is included in Forms 8-K filed with the SEC on April 3rd and 20th. These documents are currently available on the Investor Relations portion of the Quovadx website at www.quovadx.com. In addition, more detailed information on the Battery Ventures transaction will be provided in a proxy statement, which, subject to approval from the SEC, is expected to be mailed to Quovadx stockholders in June 2007.

    Other Matters

    In the fourth quarter of 2006, the Company reached an agreement to settle a shareholder lawsuit captioned Special Situations Fund III, L.P. et al. v. Quovadx, Inc. Under the terms of this agreement, in the first quarter of 2007 Quovadx paid $7.8 million into a settlement fund in exchange for a release with prejudice of all related claims against the Company and individual defendants. On May 4, 2007, the court granted final approval to this settlement agreement.

    On September 29, 2006, the Company offered to enter into a settlement with the Securities and Exchange Commission (SEC) to settle the formal SEC investigation initiated April 12, 2004. The proposed settlement, if approved, would not involve any financial penalty. The Company's understanding is that the Staff of the Enforcement Division will recommend to the SEC that the proposed settlement be approved.

    Non-GAAP Financial Measures

    The financial tables accompanying this press release contain
"non-GAAP financial measure(s)" as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended, including:

    -- EBITDA for each division for the three months ended March 31, 2007, December 31, 2006, September 30, 2006, June 30, 2006 and
        March 31, 2006; and

    -- Days sales outstanding, or DSO, on March 31, 2007, December 31, 2006, and March 31, 2006.

    The Company believes these measures provide useful information to management and to investors; however, these "non-GAAP" measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). A reconciliation of EBITDA, as compared to the most directly similar GAAP financial measure, is presented for each of the Company's divisions in the table near the end of the press release that contains selected financial information for those divisions. DSO is calculated as: net outstanding accounts and unbilled receivables at the end of the quarter divided by total revenue for the quarter, multiplied by 90.

    About Quovadx, Inc.

    Quovadx (Nasdaq: QVDX) offers software and services for software system development, extension, and integration to enterprise customers worldwide. Quovadx has two divisions, including the Integration Solutions division (ISD), which offers private and public healthcare and healthcare IT organizations software infrastructure to facilitate system interoperability and leverage existing technology, and, the Rogue Wave Software division, which provides reusable software components and services for enterprise-class application development and high-performance SOA. A third business unit, CareScience, Inc., was sold to Premier on March 30, 2007. For more information, please visit www.quovadx.com.

    QUOVADX, QUOVADX logo and ROGUE WAVE are registered trademarks or service marks of Quovadx, Inc. in the U.S. and/or select foreign countries. The absence of a trademark from this list does not constitute a waiver of Quovadx, Inc.'s intellectual property rights concerning that trademark. All other company and product names mentioned may be trademarks of the companies with which they are associated.

    Cautionary Statement

    Certain forward-looking statements are included in this release, including statements relating to a proposed transaction between Quovadx, Inc. and Battery Ventures. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Quovadx management's current expectations regarding the proposed transaction, and speak only as of the date of this release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks and uncertainties include, among other things: i) that Quovadx stockholders will not support or approve the transaction in a timely manner, if at all; ii) that the closing of the transaction with Battery Ventures could be materially delayed or more costly and difficult than expected; and/or iii) that the transaction will not be consummated. A full discussion of known risks and uncertainties is included in the Company's Annual Report on Forms 10-K and 10-K/A and Quarterly Reports on Form 10-Q as filed with the SEC, copies of which are available without charge from the Company. These filings are also available electronically through a link from the Quovadx Investor Relations Web page or from the SEC Web site at www.sec.gov under "Quovadx, Inc." If any of the events described in those filings were to occur, either alone or in combination, it is likely that the Company's ability to reach the results described in the forward-looking statements could be impaired and the Company's stock price could be adversely affected. Quovadx does not undertake any obligation to update or correct any forward-looking statements included in this release to reflect events or circumstances occurring after the date of this release.


Quovadx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)


                                           March 31,     December 31,
                                              2007           2006
                                         -------------- --------------
                                          (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                   $46,379        $15,808
   Short-term investments                       10,534         14,611
   Accounts receivable, net                     11,731         13,086
   Unbilled accounts receivable                    163          1,073
   Prepaid and other                             2,030          1,393
   Assets held for sale                              -         22,725
                                         -------------- --------------
Total current assets                            70,837         68,696

   Property and equipment, net                   3,298          3,418
   Software, net                                 6,267          6,038
   Other intangible assets, net                  4,833          5,471
   Goodwill                                     33,981         33,981
   Restricted cash                                 135            135
   Other assets                                  5,866          4,235
                                         -------------- --------------
Total assets                                  $125,217       $121,974
                                         ============== ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                             $3,038         $3,701
   Accrued liabilities                           9,700         16,174
   Deferred revenue                             15,545         13,230
   Liabilities held for sale                         -          6,792
                                         -------------- --------------
Total current liabilities                       28,283         39,897

Long term liabilities                            5,135          3,506
                                         -------------- --------------

Total liabilities                               33,418         43,403

Commitments and contingencies

Stockholders' equity:
   Preferred stock, $.01 par value,
    5,000,000 shares authorized; no
    shares issued and outstanding                    -              -
   Common stock, $.01 par value;
    100,000,000 authorized and
    42,220,419 and 42,250,290 shares
    issued and outstanding, respectively           422            422
   Accumulated other comprehensive
    income                                       1,071            976
   Additional paid-in capital                  275,195        274,578
   Accumulated deficit                        (184,889)      (197,405)
                                         -------------- --------------
Total stockholders' equity                      91,799         78,571
                                         -------------- --------------
Total liabilities and stockholders'
 equity                                       $125,217       $121,974
                                         ============== ==============

End of the period common shares
 outstanding                                    42,220         42,250
                                         ============== ==============




Quovadx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                   2007       2006
                                                 ---------- ----------


Revenue:
   Software license                                 $5,120     $5,530
   Professional services                             1,935      1,319
   Recurring services                                6,401      9,527
                                                 ---------- ----------
      Total revenue                                 13,456     16,376

Cost of revenue:
   Software license                                    708      1,295
   Professional services                             1,367      1,257
   Recurring services                                1,196      4,301
                                                 ---------- ----------
      Total cost of revenue                          3,271      6,853
                                                 ---------- ----------

         Gross profit                               10,185      9,523
                                                 ---------- ----------

Operating expenses:
   Sales and marketing                               4,860      4,399
   General and administrative                        4,995      4,493
   Litigation settlements                                -      6,875
   Research and development                          2,214      1,780
   Amortization of acquired intangibles                637        657
                                                 ---------- ----------
      Total operating expenses                      12,706     18,204
                                                 ---------- ----------
Loss from continuing operations                     (2,521)    (8,681)

   Other income (expense), net                          79         (9)
   Interest income, net                                153        392
                                                 ---------- ----------
Loss from continuing operations before income
 taxes, discontinued operations and cumulative
 effect of accounting change                        (2,289)    (8,298)
   Income tax expense (benefit)                       (114)        58
                                                 ---------- ----------
Loss from continuing operations                     (2,175)    (8,356)
Discontinued operations:
   Income (loss) from discontinued operations         (502)       579
   Gain on sale of CareScience division, net of
    taxes                                           15,433          -
                                                 ---------- ----------
Income (loss) before cumulative effect of
 accounting change                                  12,756     (7,777)
Cumulative effect of accounting change                   -         11
                                                 ---------- ----------
Net income (loss)                                  $12,756    $(7,766)
                                                 ========== ==========

Net loss from continuing operations before
 discontinued operations and effect of
 accounting change per common share - basic and
 diluted                                            $(0.06)    $(0.20)
Income (loss) from discontinued operations per
 common share - basic and diluted                    (0.01)      0.01
Gain on sale of CareScience division, net of
 taxes per common share - basic and diluted           0.37          -
Cumulative effect of accounting change per
 common share - basic and diluted                        -       0.00
                                                 ---------- ----------
Net income (loss) per common share - basic and
 diluted                                             $0.30     $(0.19)
                                                 ========== ==========

Shares used in computing net loss per share -
 basic and diluted                                 $41,831     41,446
                                                 ========== ==========




Quovadx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)
                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                   2007       2006
                                                 ---------------------
Cash flows from operating activities
Net income (loss)                                  $12,756    $(7,766)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
   Gain on sale of discontinued operations, net
    of taxes                                       (15,433)         -
   Loss (income) from discontinued operations          502       (579)
   Deferred income taxes                              (240)         -
   Depreciation and amortization                       979      1,642
   Amortization of acquired intangibles                637        657
   Stock based compensation                            369        453
   Bad debt expense                                     78         51
   Non cash items from discontinued operations         768        492
   Change in assets and liabilities:
      Accounts receivable                            1,304      1,346
      Unbilled accounts receivable                     910       (598)
      Prepaid and other                             (2,262)      (175)
      Accounts payable                                (664)     1,562
      Accrued liabilities                           (5,713)     5,396
      Deferred revenue                               2,292        359
                                                 ---------------------
         Net cash (used in) provided by
          operating activities from continuing
          operations                                (3,717)     2,840
                                                 ---------------------
         Net cash used in discontinued
          operations                                (3,289)      (291)
                                                 ---------- ----------
Cash flows from investing activities
   Purchase of property and equipment                 (308)    (1,449)
   Capitalized software                               (773)      (936)
   Purchases of short-term investments                 (47)   (21,145)
   Sales of short-term investments                   4,125     18,832
                                                 ---------------------
         Net cash provided by (used in)
          investing activities from continuing
          operations                                 2,997     (4,698)
                                                 ---------------------
         Net cash provided by (used in)
          investing activities from discontinued
          operations                                34,409       (201)

Cash flows from financing activities
   Proceeds from issuance of common stock               61         29
                                                 ---------------------
         Net cash provided by financing
          activities                                    61         29
                                                 ---------------------

Effect of foreign exchange rate changes on cash        110        156
                                                 ---------------------

Cash and cash equivalents
   Net increase (decrease)                          30,571     (2,165)
   Beginning of period                              15,808     17,806
                                                 ---------------------
   End of period                                   $46,379    $15,641
                                                 =====================

Short-term investments                              10,534     17,163
Restricted cash                                        135        132
                                                 ---------------------
Total cash, cash equivalents and short-term
 investments                                       $57,048    $32,936
                                                 =====================




Quovadx, Inc.
Selected Financial Information by Division
(in thousands)
(Unaudited)

                         ---------------------------------------------
Integration Solutions                 Three Months Ended
 Division (ISD)
                         ---------------------------------------------
                          3/31/07 12/31/06  9/30/06  6/30/06  3/31/06
                         ---------------------------------------------
Revenue:
   Software license        $1,518   $2,984   $1,558   $1,866   $1,985
   Professional services    1,543    1,409    1,550    1,003    1,163
   Recurring services       3,439    6,745    6,545    6,171    6,649
                         ---------------------------------------------
      Total revenue         6,500   11,138    9,653    9,040    9,797
Gross profit                4,244    6,217    4,427    3,677    3,818
Gross margin %                 65%      56%      46%      41%      39%
                         ---------------------------------------------
Income from operations
 (1)                         $886   $2,736   $1,204     $424     $378
                         =============================================

Depreciation and
 amortization                 614      572      984    1,308    1,252
                         ---------------------------------------------
EBITDA                     $1,500   $3,308   $2,188   $1,732   $1,630
                         =============================================

Capitalized Software
 Additions                   $243     $248     $285     $440     $331
                         =============================================

Rogue Wave Software
 Division

Revenue:
   Software license        $3,602   $4,442   $4,021   $4,531   $3,545
   Professional services      392      360      273      194      156
   Recurring services       2,962    2,892    2,733    2,992    2,878
                         ---------------------------------------------
      Total revenue         6,956    7,694    7,027    7,717    6,579
Gross profit                5,941    6,440    6,084    6,743    5,705
Gross margin %                 85%      84%      87%      87%      87%
                         ---------------------------------------------
Income from operations
 (1)                       $1,464   $1,742   $2,283   $2,506   $2,239
                         =============================================

Depreciation and
 amortization                 846      988    1,034    1,003      924
                         ---------------------------------------------
EBITDA                     $2,310   $2,730   $3,317   $3,509   $3,163
                         =============================================

Capitalized Software
 Additions                   $529     $594     $571     $460     $605
                         =============================================

(1) Does not include allocation of corporate overhead

    CONTACT: Quovadx, Inc.
             Investor Contact:
             Rebecca Winning, 720-554-1346
             rebecca.winning@quovadx.com
             or
             Media Contact:
             Andrea Lashnits, 720-554-1246
             andrea.lashnits@quovadx.com